EXHIBIT 10.1

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

TRADEMARK LICENSE AND SUPPLY AGREEMENT

This Trademark License and Supply Agreement (this “Agreement”) is made as of October 5, 2007, by and between United Fuel & Energy, a Nevada corporation (the “UFEN”), and Southern Counties Oil Co., a California limited partnership, d.b.a. SC Fuels (“SC Fuels”).

WHEREAS, SC Fuels is the owner of the trademark and tradename “SC Fuels” and federal registrations therefor in the forms set forth on Schedule A attached hereto (the “Licensed Trademark(s)”).

WHEREAS, UFEN, among other things, is in the business of distributing fuel to commercial vehicles at unmanned locations through the use of an access or keycard system (the “UFEN Business”) and UFEN is in the process of acquiring all the capital stock of Cardlock Fuels System, Inc., a California corporation (“CFS”), that currently distributes fuel to commercial vehicles at unmanned locations through the use of an access or keycard system under the Licensed Trademarks (the “Acquired Sites”).

WHEREAS, following the closing of the acquisition of CFS, UFEN desires to continue to use the Licensed Trademark(s) in connection with the UFEN Business for a period of time and SC Fuels is willing to grant to UFEN the right to use the Licensed Trademark(s) in connection with the UFEN Business, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1 - GRANT OF LICENSE

1.1 SC Fuels hereby grants to UFEN, and UFEN hereby accepts, a non-exclusive, royalty-free license to use the Licensed Trademark(s) solely in connection with the UFEN Business during the Term and in the Territory, subject to the terms, conditions and limitations set forth in this Agreement.

1.2 Except as provided in this Article, the license granted herein shall be nontransferable, non-assignable, and shall not be sublicensed without the prior written consent of SC Fuels.

1.3 The Territory covered by this Agreement shall be the United States.

ARTICLE 2 - OWNERSHIP AND USE OF THE LICENSED TRADEMARKS

2.1 UFEN acknowledges that SC Fuels owns the Licensed Trademark(s), all goodwill associated therewith, and all rights therein and that nothing in this Agreement shall give UFEN any right, title or interest in or to the Licensed Trademark(s) other than pursuant to the license granted hereby. UFEN agrees that its use of the Licensed Trademark(s) shall inure to the benefit of SC Fuels.

2.2 UFEN agrees that it will do nothing inconsistent with SC Fuels’ ownership of the Licensed Trademark(s) and shall not make any claim adverse to SC Fuels, or assist any third party in attempting to make any claim adverse to SC Fuels with regard to such ownership. UFEN agrees that it will not challenge the title of SC Fuels to the Licensed Trademark(s), oppose any application thereof, petition to cancel any registration thereof, or challenge the validity of this Agreement or the license granted herein. Furthermore, UFEN will not register, nor attempt to register, any tradename or trademark which, in whole or in part, incorporates or is confusingly similar to the Licensed Trademark(s).

2.3 Without the prior written approval of SC Fuels, UFEN is not authorized to use the Licensed Trademark(s) in connection with any business activity unrelated to the UFEN Business at the Acquired Sites.

2.4 Notwithstanding the license granted herein and any of the provisions hereof, no rights or licenses are granted to UFEN with respect to any other trademark, service mark, and/or trade name not listed on Schedule A hereto.

2.5 The license granted herein is conditioned upon UFEN’s full and complete compliance with the marking provisions of the trademark laws of the United States. UFEN agrees that it will display the Licensed Trademark(s) only in such form or manner as shall be specifically approved by SC Fuels. UFEN also shall cause to appear on all materials on or in connection with which the Licensed Trademark(s) is/are used, such legends, markings and notices as SC Fuels may request in order to give appropriate notice of any trademark rights therein, namely, “Used under license from SC Fuels.”

2.6 Upon reasonable request by SC Fuels, UFEN shall allow SC Fuels to inspect the Acquired Sites where the Licensed Trademark(s) are used during normal business hours, and any materials produced by or on behalf of UFEN that bear the Licensed Trademark(s).

2.7 UFEN agrees to assist SC Fuels in recording this Agreement with appropriate government authorities in the Territory, where such recording is required by law or regulation or where such recording is permitted or desired by SC Fuels.

2.8 All costs associated with recording this Agreement and the license granted herein shall be borne by UFEN. All costs associated with registering, maintaining and/or renewing any Licensed Trademark(s) shall be borne by SC Fuels.

ARTICLE 3 - NEW TRADEMARKS

3.1 Should UFEN desire to develop a trademark using the name “SC Fuels” in any form other than the Licensed Trademark(s), it must first consult with and obtain the written approval of SC Fuels, which may be withheld in its sole discretion. Such newly developed trademarks will be registered in the name of SC Fuels, and will be deemed to be Licensed Trademark(s) licensed to UFEN hereunder and will be subject to all of the terms and conditions of this Agreement. Use of any such developed trademarks shall inure to the benefit of SC Fuels. SC Fuels’ approval will not be contingent upon the payment of any fee or royalties to SC Fuels; however, the cost of obtaining and maintaining such new trademarks shall be borne solely by UFEN.

ARTICLE 4 - SUPPLY PROVISIONS

4.1 As partial consideration of the granting of the license herein, UFEN agrees that SC Fuels shall be the primary supplier of motor fuels to UFEN at the Acquired Sites, subject to the availability of supply from SC Fuels. SC Fuels’ motor fuels purchased by UFEN shall at all times be the brands and grades generally offered and/or approved for sale by SC Fuels in the geographic area in which the Acquired Sites are located. Three of the Acquired Sites are subject to branded supply agreements with major oil companies and are therefore not included in this supply agreement.

4.2 The purchase price to be paid by UFEN to SC Fuels for the motor fuel sold and delivered to UFEN is set forth on Schedule B attached hereto.

4.3 The freight rate to be paid by UFEN to SC Fuels for the motor fuels delivered to UFEN is set forth on Schedule B attached hereto. The following services shall be provided in connection with payment of this freight rate: tank monitoring, dispatch, transport, fuel surcharges and demurrage. Deliveries of motor fuels purchased by UFEN from SC Fuels shall be made at times determined by SC Fuels and upon UFEN ordering no less than a full truck and trailer quantity. UFEN also agrees to permit SC Fuels to utilize the Acquired Sites for the delivery of product retains.

4.4 Although SC Fuels will make every reasonable effort to accommodate UFEN with respect to short notice and off-hour deliveries, in no instance shall SC Fuels be required to make or arrange for deliveries to the Acquired Sites: (a) sooner than forty-eight (48) hours following UFEN’s order for such delivery; (b) during other than normal business hours; or (c) on Sundays or legal holidays.

4.5 Title to and risk of loss of motor fuel sold and delivered by SC Fuels to UFEN shall pass to UFEN at the time the motor fuel enters the Acquired Sites. UFEN expressly waives any claim against SC Fuels as to quantity or quality of motor fuel sold and delivered under this Agreement, unless notice is presented in writing to SC Fuels by UFEN within forty-eight (48) hours after delivery.

4.6 SC Fuels and UFEN agree that the prices for gasoline and diesel fuel are subject to annual review and adjustment following full and open negotiation. At the annual review, if the parties fail to agree on the prices for gasoline and diesel fuel, this Agreement will terminate.

4.7 If UFEN fails to pay in accordance with agreed terms of payment, or if UFEN’s financial capabilities or creditworthiness shall, in SC Fuels’ sole judgment, deteriorate, SC Fuels may, without prejudice to any other lawful remedies, defer shipments until payment is made, demand cash payments from UFEN, demand advance payments, or cancel this Agreement. No payment made to SC Fuels by check, electronic funds transfer, or by any other instrument shall contain a restrictive endorsement of any kind, and any such restrictive endorsement shall have no legal effect even if the instrument restrictively endorsed is processed for payment and SC Fuels retains the proceeds.

4.8 The obligation of the parties to deliver and receive motor fuel under this Agreement shall be suspended and excused if SC Fuels is prevented from or delayed in transporting, or delivering, in its normal manner, products, or if UFEN is prevented from receiving or selling products, because of acts of God, earthquake, fire, flood or the elements generally, malicious mischief, riots, strikes, lockouts, boycotts, picketing, labor disputes or disturbances, war, compliance with any directive, order or regulation of any governmental authority or representative thereof acting under claim or color of authority, or from any other cause beyond SC Fuels’ or UFEN’s reasonable control, whether or not similar to the foregoing enumerated causes. Whenever such causes, in SC Fuels’ judgment, require restriction of deliveries, SC Fuels reserves the right in its sole discretion to restrict deliveries to UFEN without liability, whether or not SC Fuels is delivering products to others.

ARTICLE 5 - DURATION OF LICENSE AND TERMINATION

5.1 This Agreement and the license granted herein shall be effective as of the closing of the acquisition of the Acquired Sites, and shall terminate upon the earlier of (i) three (3) years following the date thereof; or (ii) termination pursuant to this Article 5 (the “Term”).

5.2 Either party hereto shall have the right to immediately terminate this Agreement, or any or all licenses granted herein, upon written notice to the other party in the event of a winding-up, sale, consolidation or merger wherein the other party is not the survivor, or any sequestration by governmental authority of the other party.

5.3 Either party may terminate this Agreement if the other party shall have defaulted in or breached the performance of any of the duties, responsibilities, or obligations provided for in this Agreement, and fails to cure and correct the foregoing within fifteen (15) calendar days after having received written notice thereof.

5.4 Each party shall also have the right to immediately terminate this Agreement without other cause or prior notice if the other party either: (a) makes an assignment for the benefit of creditors; (b) makes a written admission of its inability to pay its debts or obligations as they become due; (c) defaults on payments owed to the other party, and fails to cure such default within five (5) calendar days of being notified of such default; (d) files a voluntary petition in bankruptcy; (e) is adjudicated bankrupt or insolvent; (f) files any petition or other pleading seeking reorganization, arrangement, composition, readjustment, dissolution, or similar relief under any statute, law or regulation, or admitting or failing to contest the material allegations of a petition or other pleading filed against such party in any such proceeding; (g) seeks, consents to, or acquiesces in the appointment of any trustee, receiver, or liquidator of its business, or all or a substantial part of its assets, or fails to vacate the appointment of any trustee, receiver or liquidator for any such purpose within thirty (30) days of such appointment; (h) permits the continuance of more than thirty (30) days of any proceeding against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation; (i) willfully or fraudulently misrepresents any fact or condition required by this Agreement; (j) willfully or fraudulently misrepresents any brand name product or service sold by it; (k) conviction for fraud or criminal misconduct; or (l) the knowing failure to comply with Federal or State laws or regulations.

5.5 SC Fuels shall also have the right to terminate this Agreement upon 30 calendar days prior written notice to UFEN if UFEN (a) allows a levy of execution to be made upon any of the Acquired Sites; (b) voluntarily abandons or fails to actively operate all of the Acquired Sites for a period of more than seven (7) consecutive days; or (c) has its leases for all of the Acquired Sites terminated, or all of its mortgages foreclosed, by reason of UFEN’s failure to pay rent or mortgage payments or for any other cause for which UFEN is responsible.

5.6 Upon the termination of this Agreement, UFEN agrees to: (a) promptly discontinue all use of Licensed Trademark(s) and/or any similar designation or trade name which contains “SC Fuels” as a part thereof; (b) promptly take all steps to refrain from using the Licensed Trademark(s) in advertising, commercial registers, directories, the Internet and web-sites, telephone listings, and all other similar listings; and (c) promptly paint out or obliterate all other Marks located in, on, or about all Station premises, or otherwise utilized by UFEN. In the event UFEN fails to immediately remove all of the Licensed Trademark(s), or to paint out or obliterate all other Licensed Trademark(s) within 3 calendar days following the expiration or termination of this Agreement, SC Fuels is authorized, at UFEN’s expense, to enter upon the premises of any such non-conforming Acquired Site and to remove the Licensed Trademark(s) located therein.

ARTICLE 6 - PROTECTION

6.1 UFEN shall promptly notify SC Fuels of any and all infringements, imitations, simulations or other illegal use or misuse of the Licensed Trademark(s) that come to UFEN’s attention. As the sole owner of the Licensed Trademark(s), SC Fuels shall determine whether to take any action to prevent the infringement, imitation, simulation or other illegal use or misuse of the Licensed Trademark(s). If SC Fuels elects not to take such action, UFEN may take such action at UFEN’s expense if it has received SC Fuels’ prior written approval to take such action. In this event, SC Fuels shall, at UFEN’s expense, cooperate in such action with UFEN including, without limitation, joining as a party. Any money recovered by way of damages or otherwise with respect to such action shall be kept by the party which bore the costs of such action; or, in any case where the parties have shared the costs, such money shall be shared in proportion to the costs borne by each party.

6.2 SC Fuels shall be responsible for the costs and responsibilities relating to the maintenance of the Licensed Trademark(s). SC Fuels shall take whatever steps are reasonable or necessary to ensure that any registrations issued with respect to the Licensed Trademark(s) which are current on the date hereof remain current including, without limitation, the timely filing with the U.S. Patent and Trademark Office of any and all documents necessary to secure the renewal or incontestability of the Licensed Trademark(s). To the extent UFEN’s assistance is needed in relation to these activities, UFEN shall reasonably cooperate with SC Fuels at the expense of UFEN.

ARTICLE 7 - INDEMNIFICATION

7.1 UFEN agrees to indemnify and hold harmless SC Fuels and its affiliates, directors, officers, agents and employees (each such person or entity, an “SC Fuels Indemnified Party”) from any and all claims, losses, liabilities, damages, judgments, assessments or costs (collectively, “Liabilities”), and shall reimburse each SC Fuels Indemnified Party for all fees and expenses (including the reasonable fees and expenses of counsel) caused by, or arising out of or in connection with any of the following: (i) any breach of this Agreement by UFEN; (ii) the negligence, intentional misconduct or violation of law of UFEN, or its employees and agents in the conduct of the UFEN Business associated with the Licensed Trademarks(s); and (iii) any allegations of infringement of the rights of any third party due to any use of the Licensed Trademarks(s) by UFEN that is not authorized pursuant to this Agreement.

7.2 SC Fuels agrees to indemnify and hold harmless UFEN and its affiliates, directors, officers, agents and employees (each such person or entity, a “UFEN Indemnified Party”) from any and all Liabilities, and shall reimburse each UFEN Indemnified Party for all fees and expenses (including the reasonable fees and expenses of counsel) caused by, or arising out of or in connection with any of the following: (i) any breach of this Agreement by SC Fuels; (ii) the negligence, intentional misconduct or violation of law of SC Fuels, or its employees and agents in the handling, shipment and delivery of motor fuels pursuant to this Agreement; and (iii) any allegations of infringement of the rights of any third party due to the authorized use of the Licensed Trademarks(s) by UFEN pursuant to this Agreement.

7.3 LIMITATION OF LIABILITY. IN VIEW OF THE DIFFICULTY OF ASCERTAINING AND MEASURING DAMAGES HEREUNDER, IT IS AGREED THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN, SC FUELS’ LIABILITY TO UFEN FOR ANY LOSSES OR DAMAGES, WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES, ARISING OUT OF DEFECTS IN MOTOR FUEL PROVIDED BY SC FUELS, INCLUDING, WITHOUT LIMITATION, DAMAGES ARISING FROM THE NEGLIGENCE OF SC FUELS IN STORING, INSPECTING, TESTING, DELIVERING, AND/OR TRANSPORTING THE MOTOR FUEL, SHALL NOT EXCEED TWICE THE INVOICE AMOUNT OF THE TRUCK AND TRAILER LOAD OUT OF WHICH CLAIMS FOR OR ASSOCIATED WITH THE DEFECTIVE FUEL AROSE. FURTHERMORE, WITHOUT IN ANY WAY LIMITING THE FOREGOING, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF ANTICIPATED PROFITS OR OTHER ECONOMIC LOSS IN CONNECTION WITH OR ARISING OUT OF ANY BREACH OF THIS AGREEMENT. THE LIMITATION OF LIABILITY SET FORTH HEREIN ABOVE SHALL NOT APPLY TO CLAIMS BASED SOLELY UPON THIRD PARTY CLAIMS AGAINST UFEN THAT RELATE TO THE QUALITY OR THE MERCHANTABILITY OF THE FUEL AND/OR SERVICES DELIVERED BY SC FUELS PURSUANT TO THIS AGREEMENT, NOR SHALL IT BE CONSTRUED TO LIMIT LIABILITY FOR ANY CLAIM BY ANYONE AGAINST THE MANUFACTURER OF THE PRODUCT CLAIMED TO BE DEFECTIVE.

EXCEPT AS MAY BE OTHERWISE EXPRESSLY STATED HEREIN, SC FUELS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED. SC FUELS EXPRESSLY DISCLAIMS AND MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE.

ARTICLE 8 - MISCELLANEOUS

8.1 Entire Agreement. This Agreement (including the Schedule constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.2 Assignability. This Agreement may not be assigned nor transferred by UFEN without the prior consent of SC Fuels, which shall not be unreasonably withheld.

8.3 Extension of Rights. All rights and obligations incurred hereunder by SC Fuels or UFEN shall extend to and be binding upon their respective divisions, subsidiaries, other controlled companies, affiliates and related entities.

8.4 Waiver. The waiver by SC Fuels of a breach of any provision contained herein shall be in writing and shall in no way be construed as a waiver of any subsequent breach of such provision or the waiver of the provision itself.

8.5 Injunctive Relief. UFEN acknowledges that monetary relief would not be an adequate remedy for a breach or threatened breach by UFEN of the provisions of this Agreement and that SC Fuels shall be entitled to the enforcement of this Agreement by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that SC Fuels may have.

8.6 Disclaimer of Agency, Partnership and Joint Venture. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

8.7 Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

8.8 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to UFEN:

Attn: Charles McArthur, CEO
405 Marienfeld, Suite 300
Midland, Texas 79701
Tel:	(432) 571-8055
Fax:	(432) 687-5580

Copy to (which will not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
Attn: Will Liebmann
300 Convent Street, Suite 1500
San Antonio, Texas 78205
Tel:	(210) 281-7000
Fax:	(210) 224-2035

If to SC Fuels:

Attn: Robert W. Bollar, General Counsel
1800 West Katella, Suite 400
Orange, California 92863
Tel:	(714) 516-7260
Fax:	(714) 922-7230

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set.

8.9 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Nevada.

8.10 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts. Any single counterpart or set of counterparts signed in either case by all of the Parties shall constitute a full and binding Agreement for all purposes. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the day and year first above written.

UNITED FUEL & ENERGY CORPORATION, A NEVADA CORPORATION

By:	/s/ Charles McArthur
Name:	Charles McArthur
Title:	President and Chief Executive Officer

SOUTHERN COUNTIES OIL CO., A CALIFORNIA LIMITED PARTNERSHIP

By:	/s/ Frank P. Greinke
Name:	Frank P. Greinke
Title:	Chief Executive Officer

SCHEDULE A
LICENSED TRADEMARK(S)

1.	SC Fuels logo. USPTO Registration No. 3,163,430.

2.	SC Fuels word mark. USPTO Registration No. 2,974,351.

***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE B

PRICES

Purchase Price

The purchase price to be paid by UFEN to SC Fuels for the motor fuel sold and delivered to UFEN under this Agreement shall be as follows:

(i) For diesel, the OPIS gross local low rack posted on the day of delivery *** per gallon.

(ii) For red dye diesel, the OPIS gross local low rack posted on the day of delivery *** per gallon.

(iii) For gasoline, the OPIS gross unbranded low rack posted on the day of delivery *** per gallon.

In the event that no such posting by OPIS takes place on the date of delivery, the immediate prior publication date will be the reference price. In the event the OPIS is not available, the parties will agree to a new reference price within thirty (30) days of the last OPIS publication date. UFEN agrees to pay SC Fuels in accordance with such credit terms as may be established from time to time in the sole and absolute discretion of SC Fuels.

Freight Rate

The freight rate to be paid by UFEN to SC Fuels for the motor fuels delivered to UFEN under this Agreement shall be *** per gallon.